Exhibit 99.1

Investor Relations:	Alexandra Lynn
(617) 747-3300
ir@amg.com

Media Relations:	Laura O’Brien
(617) 747-3300
pr@amg.com

AMG Announces Retirement of Rita M. Rodriguez from its Board of Directors

BOSTON, November 3, 2014 – Affiliated Managers Group, Inc. (NYSE: AMG) today announced that Dr. Rita M. Rodriguez has decided to retire from its Board of Directors, effective December 31, 2014.  Dr. Rodriguez has been a director of AMG since January 2000.

“On behalf of our Board and AMG’s management team, we thank Rita for her outstanding service and longstanding commitment to the Company,” stated Sean M. Healey, Chairman and Chief Executive Officer of AMG.  “Rita has been an extraordinary Board member, and we greatly appreciate the leadership, insight and expertise she has provided over the past 15 years. We wish Rita the very best in her retirement.”

Dr. Rodriguez serves as chair of the Audit Committee and is also a member of the Nominating and Governance Committee.  Following the retirement of Dr. Rodriguez, Dwight D. Churchill, who has been a member of AMG’s Board and Audit Committee since February 2010, will serve as chair of the Audit Committee.

About Affiliated Managers Group

AMG is a global asset management company with equity investments in leading boutique investment management firms.  AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy.  AMG’s strategy is to generate growth through the internal growth of existing Affiliates, as well as through investments in new Affiliates.  In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.  As of September 30, 2014, the aggregate assets under management of AMG’s Affiliates were approximately $617 billion, pro forma for a recent investment, in more than 400 investment products across a broad range of investment styles, asset classes and distribution channels.  For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Risk Factors” set forth in the Company’s Form 10-K for the year ended December 31, 2013.

AMG routinely posts information that may be significant for investors in the Investor Relations section of its website, and encourages investors to consult that section regularly.  For additional information, please visit www.amg.com.

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